Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated April 3, 2026 (except for Notes 2.3.1, 2.3.2, 4.1 and 14, as to which the date is May 13, 2026, and Note 14, including the effects of the share split disclosed therein, as to which the date is August 3, 2026) in Amendment No. 1 to the Registration Statement (Form F-1 No. 333-297940) and related Prospectus of IQM Finland Oy dated August 18, 2026.

/s/ Ernst & Young AB

Stockholm, Sweden

August 18, 2026